Consent of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders

Capitol Series Trust:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

Columbus, Ohio

November 9, 2015